AMEX: HRT
FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
March 2, 2004

Arrhythmia Research Technology, Inc.
Announces Proposed Asset Purchase

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (“ART”) today announced that its wholly-owned subsidiary, Micron Products, Inc., has entered into a non-binding letter of intent to purchase substantially all of the operating assets of New England Molders, Inc. (“NEMI”) of Shrewsbury, Massachusetts, a privately-held company, for a purchase price of $1,500,000 (subject to adjustment based on NEMI’s net valuation at closing). The purchase price is payable in the form of $1,100,000 from working capital, and ART common stock with a market value of $400,000; provided, however, that cash may be paid in lieu of common stock at the discretion of Micron Products, Inc. NEMI is a custom thermoplastic injection molder specializing in the manufacture of intricately designed disposable products primarily for the medical and electronics industries. NEMI is closely-held and had sales of approximately $2,000,000 (unaudited) for its fiscal year ended December 31, 2003. The proposed transaction is subject to a number of contingencies, including the negotiation and execution of a mutually acceptable acquisition agreement containing terms and provisions customary in connection with similar transactions and satisfactory completion of ART’s due diligence review of the assets of NEMI to be purchased. The transaction is expected to close on or about April 15, 2004.

        Forward-looking statements made herein are based on current expectations of ART and involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellations of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than ART, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.